UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2015

PENNTEX MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-37412	47-1669563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11931 Wickchester Ln., Suite 300
Houston, Texas 77043
(Address of principal executive office) (Zip Code)

(832) 456-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director
On July 24, 2015, Richard S. Walker was appointed to the board of directors (the “Board”) of PennTex Midstream GP, LLC (the “General Partner”), the general partner of PennTex Midstream Partners, LP (the “Partnership”).
In connection with his appointment, the Board determined that Mr. Walker is independent under applicable laws, regulations, the Partnership’s governance guidelines and the rules and regulations of The NASDAQ Stock Market LLC. Mr. Walker was appointed to the Audit Committee of the Board and to serve as chairman of that committee.
There are no arrangements or understandings between Mr. Walker and any other persons pursuant to which Mr. Walker was selected as a director. There are no relationships between Mr. Walker and the Partnership or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.
As a non-employee director, Mr. Walker will receive an annual compensation package in accordance with the General Partner’s policies for compensating non-employee directors, which will initially consist of an annual cash retainer of $100,000 and an initial grant of 5,000 phantom units under the PennTex Midstream Partners, LP 2015 Long-Term Incentive Plan. Further, Mr. Walker will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law and will be reimbursed for expenses incurred in attending to his duties as a director.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PennTex Midstream Partners, LP

	By:	PennTex Midstream GP, LLC,
its general partner

Dated: July 27, 2015	By:	/s/ Steven R. Jones
Name: Steven R. Jones
		Title:	Executive Vice President and Chief Financial Officer